Exhibit 99.2

January 16, 2024

Frequently Asked Questions – Intention to List

Listing Overview

Blue Owl Capital Corporation III (“OBDE”, the “Company”) published a press release and filed an 8-K on January 16th, 2024 announcing its intention to list on the New York Stock Exchange under ticker symbol “OBDE”.

Blue Owl has been in regular contact with custodians, broker-dealers, and other intermediaries in preparation for a listing. Share transfer instructions for existing shareholders are available on the Blue Owl Investor Portal and additional resources are available publicly on the Company’s website at www.blueowlcapitalcorporationiii.com.

When does the Company anticipate listing?

We are targeting a listing on January 25th, 2024.

What will the Company’s ticker symbol be and where will the stock trade?

The Company anticipates trading on the NYSE under the ticker symbol “OBDE”.

How will the opening trading price be determined?

Similar to other NYSE IPOs and NYSE listings, the opening price of OBDE will be set by the Designated Market Maker (“DMM”) and based on their determination of where all marketable auction orders will receive an execution.

What will the dividend policy of the Company be following the anticipated listing?

The board of directors of the Company declared a first quarter 2024 regular dividend of $0.35 per share for stockholders of record as of March 29, 2024, payable on or before April 15, 2024.

Additionally, in conjunction with the listing, the Board declared five special dividends of $0.06 per share, payable on a quarterly basis to shareholders of record in accordance with the schedule below.

Dividends Declared

Date Announced	Record Date	Payment Date	Amount Per Share
01/12/2024	03/29/2024	04/15/2024	$0.35
01/12/2024	05/31/2024	06/14/2024	$0.06
01/12/2024	08/30/2024	09/13/2024	$0.06
01/12/2024	11/29/2024	12/13/2024	$0.06
01/12/2024	02/28/2025	03/14/2025	$0.06
01/12/2024	05/30/2025	06/13/2025	$0.06

Will there be any changes to the Company’s strategy after the anticipated listing?

No, our investment strategy will remain the same.

Copyright© Blue Owl Capital Inc. 2024. All rights reserved.

January 16, 2024

What is the relationship between the Company, Blue Owl Capital Corporation (NYSE: OBDC), and Blue Owl Capital (NYSE: OWL)?

Both Blue Owl Capital Corporation III and Blue Owl Capital Corporation are BDCs, both managed by indirect affiliates of Blue Owl Capital Inc. (“Blue Owl”) (NYSE: OWL) and part of the Blue Owl Credit platform.

Blue Owl Capital Group LLC
Indirect Subsidiary of Blue Owl Capital Inc. (NYSE: OWL)
Blue Owl Credit Advisors LLC (OCA)
Blue Owl Diversified Credit Advisors LLC (ODCA)
Blue Owl Technology Credit Advisors LLC (OTCA)
Blue Owl Technology Credit Advisors II LLC (OTCA II)
External Managers of Blue Owl BDCs[1]
Advisory Agreement
Blue Owl Capital Corporation (OBDC)
NYSE: OBDC
Blue Owl Capital Corporation II (OBDC II)
Debt: OBDCII
Blue Owl Capital Corporation III (OBDE)
NYSE: OBDE
Blue Owl Credit Income Corporation (OCIC)
Debt: OCINCC
Blue Owl Technology Finance Corp. (OTF)
Debt: OTFINC
Blue Owl Technology Finance Corp. II (OTF II)
Debt: OTFCII
Blue Owl Technology Income Corp. (OTIC)
Debt: OTINCC

As of January 16, 2024 1. Blue Owl Credit Advisors LLC serves as the investment adviser for Blue Owl Capital Corporation, Blue Owl Capital Corporation II and Blue Owl Credit Income Corp. Blue Owl Diversified Credit Advisors LLC serves as the investment adviser for Blue Owl Capital Corporation III. Blue Owl Technology Credit Advisors LLC serves as the investment adviser for Blue Owl Technology Finance Corp. Blue Owl Technology Credit Advisors II LLC serves as investment adviser for Blue Owl Technology Finance Corp. II and Blue Owl Technology Income Corp.

Copyright© Blue Owl Capital Inc. 2024. All rights reserved.

January 16, 2024

Existing Investors

What will happen to the shares that I own after an anticipated listing?

Nothing will happen to the shares you own. Shares will continue to be held through the Company’s transfer agent, State Street Bank and Trust Company, until transferred to your broker/custodian. To the extent you own fractional shares, those will be rounded up to the nearest whole share. This share adjustment will be memorialized in your 1Q24 quarterly statement.

What are my options at the time of the listing?

Buy: You may choose to purchase shares through your broker-dealer after the listing.

Hold: You may continue to hold your shares and there is no action required of you at this time. You will receive future dividends already declared and any additional dividends that may be declared in the future.

Sell: You may choose to sell your tradeable shares by following the transfer instructions in the Blue Owl Investor Portal. Should you wish to trade your shares on January 25, 2024, you must complete this process by January 25, 2024.

How much of my position will be freely tradeable at the time of the anticipated listing?

Approximately 5% of each investor’s position will be released from the lock-up period outlined in the Company’s Charter. Provided you are not an affiliate of the Company, shares released from the lock-up period will be freely tradeable at the time of the anticipated listing once transferred to a broker/custodian. Each investor should consult the Blue Owl Investor Portal for their exact share count that will be released from lock-up, share transfer instructions, and any other information specific to their circumstances.

What are the terms of the lock-up on the remainder of each investor’s position?

Remaining shares will be subject to the lock-up and will be released as follows:

•	One third of remaining shares released 180 days after the listing date

•	One third of remaining shares released 270 days after the listing date

•	One third of remaining shares released 365 days after the listing date

All investors will be subject to the same lock-up structure.

Will I continue to receive dividends?

Yes, all shareholders will continue to receive or reinvest dividends in accordance with their election.

What is the Company’s CUSIP number?

69122G102

Who is the Company’s transfer agent?

State Street Bank & Trust Company

Where can I find additional resources?

Additional information including SEC filings and our investor presentation can be found at the Company’s website, www.blueowlcapitalcorporationiii.com. Share transfer instructions specific to each investor can be found within the Blue Owl Investor Portal.

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Copyright© Blue Owl Capital Inc. 2024. All rights reserved.